Master Bond Trust:

Master Bond Portfolio

FILE #811-21434

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
12/14/2006	MET LIFE	1,250,000,000	7,085,000

Goldman, Sachs & Co.; J.P. Morgan Securities Inc.; Merrill, Lynch, Pierce, Fenner & Smith Incorporated; HSBC Securities (USA) Inc.; Banc of America Securities, LLC; Deutsche Bank Securities Inc.; Lehman Brothers Inc.; Morgan Stanley & Co. Incorporated; Wachovia Capital Markets LLC; Guzman & Company; Samuel A. Ramirez & Company, Inc.; Muriel Siebert & Co., Inc.; Toussaint Capital Partners, LLC; The Williams Capital Group, L.P.